Exhibit 99.1

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FOR IMMEDIATE RELEASE

Investor Contacts:	Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com
Press Contact:	Chance Patterson: 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

THIRD QUARTER 2003 RESULTS

Record Subscriber Growth and Revenue in the Quarter

XM Sharply Reducing Cost to Gain New Subscribers

XM Introduces New Products, Ramps Up Retail Distribution Channels for Holiday Season

XM Raises $150 Million in Additional Financing

XM Surpasses One Million Subscribers in Late October

Washington, DC, November 6, 2003 – XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the third quarter ended September 30, 2003. As of September 30, 2003, XM Radio reported 929,648 subscribers. This represented a record net subscriber addition of 237,395 for the third quarter; a 34% increase from the end of the second quarter 2003 and four times the ending subscribers from the third quarter of 2002. Reinforcing the positive subscriber results, revenue for the third quarter increased nearly five-fold, when compared to a year ago, to $26.9 million.

XM President and CEO Hugh Panero noted that, “In late October, XM celebrated an historic milestone in the brief history of satellite radio by signing up one million subscribers faster than traditional radios, television sets, satellite TV dishes, CD players, MP3 players, or digital video recorders.” As a mass medium, XM has reached one million subscribers in less time than cable television or online subscription services (such as Internet Access) — two of the nation’s most successful subscriber businesses. XM is increasingly being accepted in the hearts, headphones, living rooms and dashboards of America as an essential entertainment component of one’s daily routine.

Mr. Panero continued, “Complementing this remarkable subscriber performance is XM’s track record of achieving financial and operational milestones. This focus on successful operational execution is a differentiator of our business and a clear indication that XM is focused on growth, while minimizing costs and creating long-term value for our shareholders.”

Third Quarter Results

XM’s EBITDA loss was $(64.4) million for the third quarter of 2003. This loss included an $8.2 million reversal of non-cash compensation charges and $4.4 million in losses resulting from de-leveraging transactions during the quarter and compares to an EBITDA loss of $(66.5) million in the third quarter of 2002. While recording a slight improvement in EBITDA loss, more dramatic indicators of XM’s business performance can be found in our significant subscriber growth, rapidly declining CPGA costs, improved operating margins and stable fixed expenses. XM continues to

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pursue its managed growth strategy for 2003, including focusing on the efficient expansion of our subscriber base.

XM’s Cost Per Gross Addition (CPGA) is the fully loaded per unit measurement of the costs to gain each new subscriber, and includes Subscriber Acquisition Costs, or SAC, advertising and marketing costs; CPGA for the third quarter was $127 per subscriber as compared to $385 per subscriber in the third quarter of 2002. Subscriber Acquisition Costs (SAC) are a subset of CPGA expenses and reflect manufacturer subsidy costs, distribution expenses, promotions, and the negative margin on direct equipment sales. XM’s SAC for the third quarter of 2003 was a modest $76 per subscriber, as compared to $131 per subscriber for the same period last year, a 41% reduction in SAC in a year.

The consolidated net loss available to common shareholders was $(145.6) million, or $(1.12) per share (on weighted average shares of 129.7 million), as compared to $(114.7) million, or $(1.26) per share (on weighted average shares of 91.2 million), for the third quarter of 2002. The majority of the increase in this loss is due to an increase in interest expense and depreciation and amortization expense.

As of September 30, 2003, XM had total cash and short-term investments of $457 million and undrawn facilities from GM of $96 million. The total liquidity position of XM as of September 30, 2003 is $553 million. In September, the Company raised an additional $150 million as a result of a public offering of XM common stock. Also during the quarter, XM converted to common stock approximately $96 million in face amount at maturity of its 10% Senior Secured Discount Convertible Notes and its preferred stock in return for 12.9 million shares of common stock. As a result of these conversions, XM will avoid $45 million in future interest and dividends and the potential for over 800,000 shares of future common stock dilution.

XM Introduces New Products, Ramps Up Retail Distribution Channels for Holiday Season

With XM’s diversified portfolio of products, brand recognition, award winning content, broad retail distribution channels and strong OEM partners, XM is positioned to become one of the hottest new gift ideas for the upcoming 2003 holiday shopping season. XM has recently received the 2003 “Vendor of the Year” recognition in the mobile audio category from both Best Buy and Circuit City. In addition, Wal-Mart, the world’s largest retailer, continues to ramp up the merchandising of XM products nationwide and is positioned to become a major sales outlet for XM over the coming months.

In the product area, XM recently introduced two attractively priced and feature-rich additions, the Delphi Roady (at less than $120) and the XMCommander (at less than $160). Both additions are available in select retail stores nationwide and offer outstanding performance, innovative features and attractive consumer price points. These new products complement the highly successful Delphi SKYFi radio, the most popular satellite radio ever manufactured, and have the ability to penetrate additional market segments, such as a younger demographic and vehicles without tape decks.

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OEM Distribution Channel Continues to Show Momentum

XM’s OEM business was exceptionally strong during the third quarter and represented more than half of the net adds during the quarter. In July, GM announced that half a million XM-equipped vehicles had been manufactured, with the one million-production mark expected by the end of the first quarter 2004. Also during July, GM expanded the total number of GM models offering XM to 43, or 75 percent of the entire GM model lineup.

In September, Honda launched its 2004 model year vehicles offering XM Radio as a factory-installed standard feature on the Acura RL and the Acura TL and as a factory-installed feature on select Honda Accords. Honda expects to manufacture over 200,000 XM-equipped vehicles during the 2004 model year.

Toyota announced the availability of XM on the Lexus LS 430, the first Lexus model to offer a satellite radio option, as a dealer-installed option. In addition, Infiniti announced it will offer XM to new car buyers as a factory or dealer-installed option on its entire vehicle line up.

XM Raises $150 Million In Additional Financing

In September, XM completed a public offering of 11,320,755 shares of its Class A Common Stock to Legg Mason and another institutional investor for net proceeds of approximately $150 million. The net proceeds from this offering will be used to pay for the construction of XM-4, which will be available as a backup to XM-3 in 2005.

About XM Satellite Radio

XM is transforming radio with a programming lineup featuring 101 coast-to-coast digital channels: 70 music channels, more than 35 of them commercial-free, from hip hop to opera, classical to country, bluegrass to blues; and 31 channels of sports, talk, children’s and other entertainment programming. XM’s strategic investors include America’s leading car, radio and satellite TV companies — General Motors, American Honda Motor Co. Inc., Clear Channel Communications and DIRECTV. For more information, and to view this press release, please visit XM’s web site: www.xmradio.com.

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Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.” EBITDA is not a measure of financial performance under generally accepted accounting principles. A reconciliation of EBITDA loss is presented on the attachment. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings

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Inc.’s Form 8-K filed with the Securities and Exchange Commission on 6-03-03 and Form S-3 filed on 8-08-03. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.

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XM SATELLITE RADIO HOLDINGS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	(in thousands, except share and per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
(Unaudited)	2003	2002	2003	2002
Revenue:
Subscription	$21,658	$4,775	$49,365	$8,987
Activation	520	144	1,209	271
Equipment	3,565	—	5,174	—
Net ad sales	963	603	2,010	1,691
Other	207	30	528	226

Total revenue	26,913	5,552	58,286	11,175

Operating expenses:
Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties	7,031	1,146	16,510	2,591
Customer care & billing	6,744	4,236	17,378	10,669
Cost of equipment	4,226	—	7,194	—
Ad sales	758	748	1,755	1,306
Satellite & terrestrial	10,781	11,003	33,353	33,669
Broadcast & operations:
Broadcast	1,902	2,519	6,359	5,922
Operations	2,649	3,353	8,633	8,583

Total broadcast & operations	4,551	5,872	14,992	14,505
Programming & content	5,525	6,081	15,575	19,578

Total cost of revenue	39,616	29,086	106,757	82,318

Research & development (excludes depreciation and amortization, shown below)	4,016	4,182	9,402	8,917
General & administrative (excludes depreciation and amortization, shown below)	5,622	4,977	20,194	15,905
Marketing (excludes depreciation and amortization, shown below):
Retention & support	(5,950)	2,686	6,355	8,625
Subsidies & distribution	21,727	13,771	53,043	35,600
Advertising & marketing	13,119	13,671	40,885	72,758

Marketing	28,896	30,128	100,283	116,983
Amortization of GM liability	9,312	4,252	26,251	9,345

Total marketing	38,208	34,380	126,534	126,328

Depreciation & amortization	39,526	28,600	119,074	75,611

Total operating expenses	126,988	101,225	381,961	309,079

Operating loss	(100,075)	(95,673)	(323,675)	(297,904)
Interest income	828	1,271	1,953	4,555
Interest expense	(30,384)	(15,797)	(81,072)	(47,428)
Other income (expense)	(3,817)	553	(18,792)	1,676

Net loss	(133,448)	(109,646)	(421,586)	(339,101)

8.25% Series B and C preferred stock dividend requirement	(4,475)	(5,066)	(14,166)	(15,772)
Series B preferred stock retirement gain	—	—	8,761	—
Series C preferred stock retirement loss	(7,694)	—	(7,694)	—

Net Loss attributable to common stockholders	$(145,617)	$(114,712)	$(434,685)	$(354,873)

Basic and diluted net loss per share:	$(1.12)	$(1.26)	$(3.75)	$(4.17)

Weighted average shares used in computing net loss per share—basic and diluted	129,733,794	91,244,246	116,052,112	85,114,390

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(133,448)	$(109,646)	$(421,586)	$(339,101)
Add back non-EBITDA items included in net loss:
Interest income	(828)	(1,271)	(1,953)	(4,555)
Interest expense	30,384	15,797	81,072	47,428
Depreciation & amortization	39,526	28,600	119,074	75,611

EBITDA	$(64,366)	$(66,520)	$(223,393)	$(220,617)

SELECTED BALANCE SHEET DATA	As of 9/30/2003	As of 12/31/2002
Cash and cash equivalents	$456,632	$32,818
Short-term investments	—	9,997
Restricted investments	6,311	29,742
System under construction	80,456	55,016
Property and equipment in service, net	739,632	847,936
Intangibles, net	149,947	153,732
Total assets	1,591,787	1,160,280
Total long-term debt, net of current portion	767,430	412,540
Total liabilities	939,718	567,969
Stockholders equity	652,069	592,311

XM SATELLITE RADIO HOLDINGS INC.

	Three-Month Periods ended
SELECTED OPERATING METRICS	9/30/2003	9/30/2002
EBITDA (in thousands) (1)	$(64,366)	$(66,520)

Subscriber Data:
Net Subscriber Additions	237,395	64,836

Aftermarket, OEM & Other Subscribers (2)	721,245	201,554
Subscribers in OEM Promotional Periods (3)	189,311	—
XM Activated Vehicles with Rental Car Companies (4)	19,092	—

Total Ending Subscribers (2) (3) (4) (5)	929,648	201,554

Subscription Revenue per Aftermarket, OEM & Other Subscriber	$9.51	$9.54
Subscription Revenue per Subscriber in OEM Promotional Periods	$6.39	—
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$4.66	—

Revenue Data:
Subscription Revenue per Subscriber (6)	$8.84	$9.54
Net Ad Revenue per Subscriber (7)	$0.39	$1.20
Activation, Equipment, Royalty and Other Revenue per Subscriber (8)	$1.76	$0.35

Total Revenue per Subscriber	$10.99	$11.09

Expense Data:
Subscriber Acquisition Costs (SAC) (9)	$76	$131
Cost Per Gross Addition (CPGA) (10)	$127	$385

(1)	EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(2)	Ending subscribers include 62,015 family plan subscriptions at a multi-unit rate of $6.99 per radio per month. This program commenced in late April 2003. Revenue per family plan subscription was $6.90 for the quarter ended September 30, 2003.

(3)	OEM promotional periods typically range from one month to three months to one year in duration and are paid for by the vehicle manufacturers. At the time of sale, vehicle owners generally receive a 3-month trial subscription and are included in OEM Promotional Subscribers. XM generally receives payment for two months of the 3-month trial subscription from the vehicle manufacturer. Conversion rate represents the number of subscribers electing to continue with the XM service beyond the initial OEM promotional period ending during a given reporting period. Beginning September 24, 2003, XM-enabled radios in new vehicles manufactured by General Motors and Honda are activated for receipt of the XM service as a subscriber at the time of sale to the vehicle purchaser. Conversion rate has ranged from 65%-80% over the past year and averaged approximately 75% for the quarter ended September 30, 2003. Fluctuations reflect the effectiveness of selling and marketing activities as well as the method of initial activation.

(4)	Rental car activity commenced in late June 2003. There are 6,898 2003 model year XM activated vehicles for which we receive payments based on the use of the XM service. Customers are charged $2.99 per day per vehicle for use of the XM service in 2003 model year vehicles, on which XM receives a revenue share. There are 12,194 2004 model year XM activated vehicles for which we receive $10 per month.

(5)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those that are currently in promotional periods, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers.

(6)	Subscription revenue includes monthly subscription revenues from all subscribers and premium service revenue, net of any promotions or discounts.

(7)	Net Ad Sales revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions

(8)	Other revenue per subscriber includes activation, equipment, royalty and other revenue

(9)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and subscriber product and hardware related incentives. These costs are reported in subsidies and distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, activation or units manufactured.

(10)	CPGA includes SAC as well as advertising and marketing expenses divided by gross additions for the period.